Exhibit 10.22

ALL OTHER PERILS EXCESS CATASTROPHE

REINSURANCE CONTRACT

Effective: January 1, 2012

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

Tampa, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

Effective: January 1, 2012 HCI_102_12

TABLE OF CONTENTS

1.	BUSINESS COVERED	1
2.	TERM	1
3.	EXCLUSIONS	3
4.	RETENTION AND LIMIT	4
5.	REINSTATEMENT	5
6.	RATE AND PREMIUM	5
7.	DEFINITIONS	6
8.	LOSS OCCURRENCE DEFINITION	8
9.	ACCESS TO RECORDS	9
10.	AGENCY (BRMA 73A)	9
11.	ARBITRATION	9
12.	CONFIDENTIALITY	10
13.	CURRENCY (BRMA 12A)	11
14.	ENTIRE AGREEMENT	12
15.	ERRORS AND OMISSIONS (BRMA 14F)	12
16.	FEDERAL EXCISE TAX (BRMA 17D)	12
17.	FUNDING OF RESERVES	12
18.	GOVERNING LAW	15
19.	INSOLVENCY	15
20.	LATE PAYMENTS	16
21.	LIABILITY OF THE REINSURER	17
22.	LOSS NOTICE AND SETTLEMENTS	17
23.	NET RETAINED LINES (BRMA 32E)	17
24.	NON-WAIVER	18
25.	NOTICES AND CONTRACT EXECUTION	18
26.	OFFSET (BRMA 36E)	18
27.	OTHER REINSURANCE	18
28.	SALVAGE AND SUBROGATION	19
29.	SERVICE OF SUIT	19
30.	SEVERABILITY (BRMA 72E)	20
31.	TAXES	20
32.	TERRITORY	20
33.	INTERMEDIARY (BRMA 23A)	20

ATTACHMENT

    Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (USA)

Effective: January 1, 2012 HCI_102_12

ALL OTHER PERILS EXCESS CATASTROPHE

REINSURANCE CONTRACT

Effective: January 1, 2012

(hereinafter referred to as the “contract”)

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

Tampa, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

(hereinafter referred to collectively as the “Company”)

by

THE SUBSCRIBING REINSURER(S)

EXECUTING THE INTERESTS AND LIABILITIES

AGREEMENT(S) ATTACHED HERETO

(hereinafter referred to as the “Reinsurer”)

ARTICLE 1 - BUSINESS COVERED

This Contract is to indemnify the Company in respect of its net excess liability as a result of any loss or losses which may occur during the term of this Contract under any policies, contracts and binders of insurance or reinsurance (hereinafter called “policies”) assumed from HomeWise Insurance Company, Tampa, Florida, in force at the effective date hereof, covering business classified by the Company as property business, including but not limited to Dwelling Fire and Homeowners business, subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE 2 - TERM

A.

This Contract shall become effective at 12:01 a.m., Local Standard Time, January 1, 2012, with respect to losses arising out of loss occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Local Standard Time, June 1, 2012. “Local Standard Time” as used herein shall mean local standard time at the location where the loss occurrence commences.

Effective: January 1, 2012 HCI_102_12

B.

If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

C.

Notwithstanding the provisions of paragraph A above, the Company may reduce or terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur. The effective date of reduction or termination shall be the date selected by the Company, which may be a date that is retroactively applied up to a maximum of 65 days prior to the date of public announcement for subparagraphs 1 through 5 below or upon discovery for subparagraphs 6 through 8 below, subject to the condition that such selected date must be the last day of a calendar month:

1.

The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements of the Subscribing Reinsurer as designated by the Company, has been reduced by 20.0% of the amount of surplus (or the applicable equivalent) at any date during the prior 12-month period (including the 12-month period prior to the inception of this Contract); or

2.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or its Standard & Poor’s rating has been assigned or downgraded below BBB+; or

3.

The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or unaffiliated individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract; or

4.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

5.

The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

6.

The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent, except that this provision shall not apply to any inter-company reinsurance or inter-company pooling arrangements entered into by the Subscribing Reinsurer; or

Effective: January 1, 2012 HCI_102_12

7.	The Subscribing Reinsurer has ceased assuming new or renewal property and casualty treaty reinsurance business; or

8.

The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

ARTICLE 3 - EXCLUSIONS

A.	This Contract does not apply to and specifically excludes the following:

1.	All excess of loss reinsurance assumed by the Company.

2.

Reinsurance assumed by the Company under obligatory reinsurance agreements, except intercompany reinsurance between the Company and its affiliates and agency reinsurance where the policies involved are to be re-underwritten in accordance with the underwriting standards of the Company and reissued as policies of the Company at the next anniversary or expiration date.

3.	Financial guarantee and insolvency.

4.	All Accident and Health, Fidelity and Surety, Boiler and Machinery, Workers’ Compensation, and Credit business.

5.	Flood and/or earthquake when written as such for stand alone policies where flood and/or earthquake is the only named peril.

6.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)” attached to and forming part of this Contract.

7.

Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause.

8.	Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the Florida Hurricane Catastrophe Fund or Citizens Property Insurance Corporation.

9.

All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

Effective: January 1, 2012 HCI_102_12

10.

Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company’s property loss under the applicable original policy.

11.	Loss, damage, cost or expense arising out of an act of terrorism involving the use of any biological, chemical, nuclear or radioactive agent, material, device or weapon.

12.	All liability arising out of mold, spores and/or fungus, but this exclusion shall not apply to those losses which follow as a direct result of a loss caused by a peril otherwise covered hereunder.

B.

With the exception of subparagraphs 3, 6, 7 and 11 of paragraph A above, should any judicial, regulatory or legislative entity having legal jurisdiction invalidate any exclusion on the Company’s policy, any amount of loss for which the Company is liable because of such invalidation will not be excluded hereunder.

C.

The Company may submit to the Reinsurer, for special acceptance hereunder, business not covered by this Contract. Within seven days of receipt of such request, each Subscribing Reinsurer shall accept such request, ask for additional information, or reject the request. If a Subscribing Reinsurer fails to respond to a special acceptance request within seven days, the Subscribing Reinsurer shall be deemed to have agreed to the special acceptance. If said business is accepted by the Reinsurer, it will be subject to the terms of this Contract, except as such terms are modified by such acceptance. Any special acceptance business covered under the reinsurance agreement being replaced by this Contract will be automatically covered hereunder. Further, in the event a Subscribing Reinsurer becomes a party to this Contract subsequent to the special acceptance of any business not normally covered hereunder, the Subscribing Reinsurer shall automatically accept the same as being a part of this Contract.

ARTICLE 4 - RETENTION AND LIMIT

A.

The Company shall retain and be liable for the first $5,000,000 of ultimate net loss arising out of each loss occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed $10,000,000, as respects any one loss occurrence, nor shall it exceed $20,000,000 as respects all loss or losses arising out of loss occurrences commencing during the term of this Contract.

Effective: January 1, 2012 HCI_102_12

B.

Notwithstanding the provisions above, no claim shall be made hereunder as respects losses arising out of loss occurrences commencing during the term of this Contract unless at least two risks insured or reinsured by the Company are involved in such loss occurrence. For purposes hereof, the Company shall be the sole judge of what constitutes “one risk.”

ARTICLE 5 - REINSTATEMENT

A.

In the event all or any portion of the reinsurance coverage provided by this Contract is exhausted by loss, the amount so exhausted shall be reinstated immediately from the time the loss occurrence commences hereon. For each amount so reinstated the Company agrees to pay additional premium equal to the product of the following:

1.	The percentage of the loss occurrence limit reinstated (based on the loss paid by the Reinsurer); times

2.	The earned reinsurance premium for the term of this Contract (exclusive of reinstatement premium).

B.

Whenever the Company requests payment by the Reinsurer of any loss hereunder, the Company shall submit a statement to the Reinsurer of reinstatement premium due the Reinsurer. Any reinstatement premium shown to be due the Reinsurer as reflected by any such statement (less prior payments, if any) shall be payable by the Company concurrently with payment by the Reinsurer of the requested loss. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company’s statement.

C.

Notwithstanding anything stated herein, the liability of the Reinsurer hereunder shall not exceed $10,000,000 as respects loss or losses arising out of any one loss occurrence, nor shall it exceed $20,000,000 as respects all loss or losses arising out of loss occurrences commencing during the term of this Contract.

ARTICLE 6 - RATE AND PREMIUM

A.	As premium for the reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer $850,000 on January 1, 2012.

B.

If the Company elects to reduce or terminate a Subscribing Reinsurer’s participation percentage in accordance with paragraph C of the Term Article, the reinsurance premium due hereunder in accordance with the provisions of paragraph A above shall be replaced with the following:

Effective: January 1, 2012 HCI_102_12

1.

In the event a loss occurs prior to the effective date of reduction or termination and the Reinsurer’s liability for such loss occurrence exceeds $850,000, the reinsurance premium for the term of this Contract shall equal $850,000 times the ratio the loss recoverable bears to $10,000,000.

2.

In the event no loss occurs prior to the effective date of reduction or termination or a loss occurs whereby the Reinsurer’s liability for such loss occurrence is less than $850,000, the reinsurance premium for the term of this Contract shall equal the pro rata portion of the reinsurance premium otherwise due hereunder based on the proportion the term of this Contract bears to the original five-month term of this Contract.

ARTICLE 7 - DEFINITIONS

A.

The term “ultimate net loss” as used herein shall be defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims after deduction of all salvage, all recoveries, and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company’s ultimate net loss has been ascertained.

B.	The terms “loss in excess of policy limits” and “extra contractual obligations” as used herein shall be defined as follows:

1.

“Loss in excess of policy limits” shall mean 90.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company’s policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2.

“Extra contractual obligations” shall mean 90.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Effective: January 1, 2012 HCI_102_12

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Further, any loss in excess of policy limits and/or extra contractual obligations that are made in connection with this Contract shall not exceed 25.0% of the contractual loss under all policies involved in the loss occurrence.

Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

C.

The term “loss adjustment expense” as used herein shall be defined as expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense, and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, expenses and a pro rata share of salaries of the Company’s field employees and expenses of other employees of the Company who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, expenses of the Company’s officials incurred in connection with losses covered by this Contract, and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss adjustment expense shall not include normal office expenses or salaries of the Company’s officials.

D.

The term “declaratory judgment expense” as used herein shall be defined as the Company’s own costs and legal expense incurred in direct connection with declaratory judgment actions brought to determine the Company’s defense and/or indemnification obligations that are assignable to specific claims arising out of policies reinsured by this Contract, regardless of whether the declaratory judgment action is successful or unsuccessful. Any declaratory judgment expense shall be deemed to have been fully incurred by the Company on the same date as the original loss (if any) giving rise to the action.

E.

“Term of this Contract” as used herein shall be defined as the period from 12:01 a.m., Local Standard Time, January 1, 2012 through 12:01 a.m., Local Standard Time, June 1, 2012. However, if this Contract is terminated, “term of this Contract” as used herein shall mean the period from 12:01 a.m., Local Standard Time, January 1, 2012 until the effective time and date of termination.

Effective: January 1, 2012 HCI_102_12

ARTICLE 8 - LOSS OCCURRENCE DEFINITION

A.

The term “loss occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one loss occurrence shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term loss occurrence shall be further defined as follows:

1.

As regards windstorm, hail, tornado, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event, provided however that “loss occurrence” shall not include losses sustained by the Company arising out of and directly occasioned by any one storm declared to be a Hurricane by the National Hurricane Center. Further, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.

As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 96 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 96 consecutive hours may be extended in respect of individual losses which occur beyond such 96 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

3.

As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s loss occurrence.

4.

As regards freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s loss occurrence.

5.

As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs 2 and 3 above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which occur during any period of 168 consecutive hours within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another may be included in the Company’s loss occurrence.

Effective: January 1, 2012 HCI_102_12

B.

For all loss occurrences the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any loss occurrence referred to in subparagraph 1 or 2 of paragraph A above where only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

C.	No individual losses occasioned by an event that would be covered by the 96 hours clauses may be included in any loss occurrence claimed under the 168 hours provision.

ARTICLE 9 - ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Company on matters relating to this reinsurance at all reasonable times, and at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning this Contract or the subject matter thereof. Notification of a request for inspection of records shall be sent to the Company by the Reinsurer in written form, and shall normally be given four weeks in advance. Notwithstanding the above, the Reinsurer shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company.

ARTICLE 10 - AGENCY (BRMA 73A)

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

ARTICLE 11 - ARBITRATION

A.

As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s of London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, the two Arbiters shall request the American Arbitration Association to appoint the Umpire. If the American Arbitration Association fails to appoint the Umpire within 30 days after it has been requested to do so, either party may request a justice of a Court of general jurisdiction of the state in which the arbitration is to be held to appoint the Umpire.

Effective: January 1, 2012 HCI_102_12

B.

Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.

If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.

Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.

Any arbitration proceedings shall take place in Tampa, Florida; however, the location may be changed if mutually agreed upon by the parties of this Contract. Notwithstanding the location of arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

ARTICLE 12 - CONFIDENTIALITY

A.

The Reinsurer hereby acknowledges that the terms and conditions of this Contract, any materials provided in the course of audit or inspection and any documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (hereinafter referred to as “confidential information”) are proprietary and confidential to the Company. Confidential information shall not include documents, information or data that the Reinsurer can show:

1.	Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

Effective: January 1, 2012 HCI_102_12

2.	Have been rightfully received from a third person without obligation of confidentiality; or

3.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any confidential information to any third parties, including any affiliated companies, except:

1.	When required by retrocessionaires subject to the business ceded to this Contract;

2.	When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4.	When required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any confidential information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.

Notwithstanding the above, in the event the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the confidential information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 13 - CURRENCY (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Effective: January 1, 2012 HCI_102_12

ARTICLE 14 - ENTIRE AGREEMENT

A.

This Contract and any related trust agreement, letter of credit and/or special acceptance, shall constitute the entire agreement between the parties hereto with respect to the business reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract.

B.	Any change to or modification of this Contract shall be null and void unless made by an addendum signed by both parties.

ARTICLE 15 - ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 16 - FEDERAL EXCISE TAX (BRMA 17D)

A.

The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.

In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

ARTICLE 17 - FUNDING OF RESERVES

A.

The Reinsurer agrees to fund its share of the Company’s ceded unearned premium (including but not limited to the unearned portion of any deposit premium installment as calculated by the Company) and outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) by:

1.

Clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

Effective: January 1, 2012 HCI_102_12

if the Reinsurer:

1.

Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.

Has experienced any of the circumstances described in paragraph C of the Term Article. However, if such circumstance is rectified, then no special funding requirements shall apply and any such current funding in accordance with the provisions above shall be released to the Reinsurer.

For purposes of this Contract, the Lloyd’s United States Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.

If a Subscribing Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, any interest charge on the funding obligation calculated on the last business day of each month as follows:

1.	The number of full days that have expired since the earliest of the applicable following dates:

a.

As respects a Subscribing Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Company, December 31 of the calendar year in which the funding was required;

b.	As respects a Subscribing Reinsurer that has experienced any of the circumstances described in paragraph C of the Term Article, the first date such circumstance occurs;

times:

2.	1/365ths of the sum of 2.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made; times

3.	The funding obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to the applicable date determined in subparagraph 1 above.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

Effective: January 1, 2012 HCI_102_12

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

C.

With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will involve an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letter of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurers’ share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of any other amounts claims to be due hereunder, unless paid in cash by the Reinsurer;

3.

To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported for known loss occurrences) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.

To refund to the Reinsurer any sums in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences), if so requested by the Reinsurer; and

5.	To reimburse itself for the Reinsurer’s portion of the unearned reinsurance premium paid to the Reinsurer hereunder.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(3), or C(5), or in the case of C(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Effective: January 1, 2012 HCI_102_12

ARTICLE 18 - GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Florida, exclusive of the rules with respect to conflicts of law; however, with respect to credit for reinsurance, the applicable rules of all states shall apply.

ARTICLE 19 - INSOLVENCY

A.	If more than one reinsured company is included within the definition of “Company” hereunder, this Article shall apply individually to each such company.

B.

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Company or on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C.

It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee or other party as more specifically limited by any statute or regulation applicable hereto, of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

Effective: January 1, 2012 HCI_102_12

ARTICLE 20 - LATE PAYMENTS

A.	The interest penalties provided for in this Article shall apply to the Reinsurer or to the Company in the following circumstances:

1.

Payments due from the Reinsurer to the Company shall have as a due date the date on which the agreed proof of loss is received by the Reinsurer, and shall be overdue 30 days thereafter. Payment to the Intermediary is deemed to be payment to the Company for purposes of this Article.

2.

Payments due from the Company to the Reinsurer shall have as a due date the date specified in this Contract. Payments shall be overdue 30 days thereafter. Premium adjustments, if any, shall be overdue 30 days following the due date set forth under the terms of this Contract.

3.

The Company shall provide a copy of the original insured’s proof of loss, and a copy of the claim adjuster’s report(s) or other evidence of indemnification for losses exceeding the excess limit on an incurred basis. If, subsequent to receipt of this evidence, the information contained therein is insufficient or not in accordance with the contractual conditions, then the payment due date as defined in subparagraph 1 shall be deemed to be the date upon which the Reinsurer received additional information necessary to approve payment of the claim or the claim is presented in an acceptable manner. Interest as stipulated in subparagraph 4 shall be payable should a disputed claim be ultimately settled and if the period set out in subparagraph 1 is exceeded, but only to the extent that the final loss payment exactly tracks with the original proof of loss.

4.

Overdue amounts shall bear simple interest from the overdue date at the 90-day United States Treasury Bill rate set forth by the Federal Reserve Board for the first Monday of the calendar month in which the amount becomes overdue, as published in the Federal Reserve Statistical Release. If the interest generated for 100% in respect of any overdue payment as outlined in subparagraph 1 or 2 is $500 or less, then the interest penalty shall be waived.

5.

For the purposes of this Article, reinsuring Lloyd’s Underwriters shall be viewed as one entity. The provisions set forth herein shall not be applicable until the creditor party shall have manifested to the debtor party its intent to invoke the terms of this Article.

Effective: January 1, 2012 HCI_102_12

ARTICLE 21 - LIABILITY OF THE REINSURER

A.

The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers, interpretations and modifications of the Company’s policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

ARTICLE 22 - LOSS NOTICE AND SETTLEMENTS

A.

Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B.

All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Company. Notwithstanding the foregoing, and subject to the provisions set forth under paragraph B of the Exclusions Article, should any judicial, regulatory, or legislative entity having legal jurisdiction require that the Company be liable for any amounts that are otherwise outside the terms of the Company’s original policies, the Reinsurer agrees that such amounts shall be subject always to the terms and conditions of this Contract.

ARTICLE 23 - NET RETAINED LINES (BRMA 32E)

A.

This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B.

The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Effective: January 1, 2012 HCI_102_12

ARTICLE 24 - NON-WAIVER

The failure of the Company or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedies contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedies in the future.

ARTICLE 25 - NOTICES AND CONTRACT EXECUTION

A.

Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.

Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 26 - OFFSET (BRMA 36E)

The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, loss adjustment expenses or salvages due from one party to the other under this Contract or under any other reinsurance agreement heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or as ceding company; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.

ARTICLE 27 - OTHER REINSURANCE

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Effective: January 1, 2012 HCI_102_12

ARTICLE 28 - SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as a retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage and subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is economically reasonable to do so. Should the Company neglect or refuse to enforce such rights, the Reinsurer is hereby empowered and authorized to institute the appropriate action in the name of the Company, at the Reinsurer’s expense.

ARTICLE 29 - SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory, or District of the United States where authorization is required by insurance regulatory authorities)

A.

This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B.

In the event the Reinsurer fails to pay any amount claimed to be due hereunder or fails to otherwise perform its obligations hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate Court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Contract, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Effective: January 1, 2012 HCI_102_12

ARTICLE 30 - SEVERABILITY (BRMA 72E)

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 31 - TAXES

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE 32 - TERRITORY

The liability of the Reinsurer shall be limited to losses under policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable property if the Company’s policies provide coverage when said moveable property is outside the aforementioned territorial limits.

ARTICLE 33 - INTERMEDIARY (BRMA 23A)

TigerRisk Partners LLC is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including, but not limited to, notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through TigerRisk Partners LLC, 7601 France Avenue South, Suite 200, Edina, MN 55435. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

IN WITNESS WHEREOF, the Company has confirmed its review of the Interests and Liabilities Agreement(s) attached to and forming part of this Contract and its agreement to be bound by the terms and conditions thereof, and has executed this Contract by its duly authorized representative on:

this                          day of                                                              , in the year                             .

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY (for and on behalf of the “Company”)

Effective: January 1, 2012 HCI_102_12

NUCLEAR INCIDENT EXCLUSION CLAUSE-PHYSICAL DAMAGE-REINSURANCE (U.S.A.)

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note. - Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

Effective: January 1, 2012 HCI_102_12

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57

N.M.A. 1119

BRMA 35B

Effective: January 1, 2012 HCI_102_12